Exhibit 16


December 7, 1999



Securities and Exchange Commission
Washington, D.C.  20549

We were previously the independent accountants for W-J International, Ltd., and on December 4, 1998, we reported on the financial statements of W-J International, Ltd. as of September 30, 1998 and 1997, and for the years then ended. On December 3, 1999, we were dismissed as independent accountants of W-J International, Ltd.

We have read W-J International, Ltd.'s statements included under Item 4 of its Form 8-K dated December 3, 1999, and we agree with such statements.


                               /s/ Stirtz Bernards Boyden Surdel & Larter, P.A. Stirtz Bernards Boyden Surdel & Larter, P.A.




Stirtz Bernards Boyden Surdel & Larter, P.A.
7200 Metro Blvd.
Edina, Minnesota 55439
(612) 831-6499 Fax (612) 831-1219